Exhibit 99.1

Rimage Reports Record Revenues and Earnings in 2007

Additional 500,000 Share Repurchase Authorized

Minneapolis, MN—February 20, 2008—Rimage Corporation (Nasdaq: RIMG) today reported revenues of $108,874,000 for the year ended December 31, 2007, up from $103,252,000 in 2006. Net income was $15,761,000 or $1.52 per diluted share, up 20% from $13,084,000 or $1.26 per diluted share in 2006.

For the fourth quarter of 2007, sales were $28,212,000, compared to $30,519,000 in the year-earlier period. Fourth quarter earnings were $4,515,000 or $0.45 per diluted share, up 25% from $3,625,000 or $0.34 per diluted share in the fourth quarter of 2006.

Rimage’s Board of Directors today issued a 500,000 share repurchase authorization, which is in addition to the previous 500,000 share buyback authorization. Since no shares were acquired in the fourth quarter of 2007 under the prior authorization, a total of 1,000,000 shares are now available for repurchase. Under both authorizations, shares can be purchased at prevailing market prices in the open market or in private transactions, subject to market conditions, share price, trading volume and other factors. This program can be discontinued at any time.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Rimage’s fourth quarter sales were generated primarily by our global distribution channel. As expected, we recorded no significant orders from national retailers, which is the primary reason for the lower revenue when compared to the fourth quarter of 2006. Our fourth quarter earnings benefited from increased channel sales of Rimage’s Producer line. We also benefited from improved pricing on this product line. These factors contributed to our fourth quarter gross margin of 48%. Last year’s fourth quarter gross margin of 45% was affected by a writedown of approximately $648,000 related to the low-end 360i product line. Our fourth quarter earnings also benefited from lower operating expenses, reflecting the completion of several product development and SAP initiatives.”

He continued: “A significant portion of Rimage’s growth over the past few years has been generated by our ability to successfully penetrate the retail and medical imaging markets with our digital output solutions. We will continue to pursue opportunities in these markets. At the same time, we are starting to address untapped opportunities for our disc publishing technology in a number of large business service markets, including media and broadcasting, law enforcement, education, government, software and professional services. We expect business service applications to help drive Rimage’s future growth, and we plan to focus our resources toward building positions in these markets similar to what we have achieved in the retail and medical markets.”

Aldrich added: “At this time, we believe 2008 should be another year of progress and improved operating results for Rimage, and for the first quarter of 2008 ending March 31, we are forecasting earnings of $0.21 to $0.26 on revenues of $22 to $24 million.”

Financial Highlights

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 6% in the fourth quarter of 2007 and accounted for 54% of sales, compared to 47% in the fourth quarter of 2006. Sales of consumables, which lend a measure of stability and predictability to Rimage’s revenue stream, are benefiting from the Company’s growing installed base of disc publishing systems in retail and other markets.

International sales increased 18% in the fourth quarter and accounted for 44% of total sales, compared to 34% of total sales in the year-earlier period. Sales generated by Rimage’s large European operation, which is being strengthened with new management personnel and an expanded sales and marketing organization, grew 15% in the fourth quarter. Sales in Asian markets increased 39% during this period, reflecting efforts aimed at strengthening the reach of Rimage’s Tokyo sales office. Currency effects increased worldwide sales by 4% in the fourth quarter of 2007.

Cash and investments totaled $94.2 million at the end of the fourth quarter, compared to $84.9 million at the end of the third quarter and $77.4 million at December 31, 2006.

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of recordable CD, DVD and BD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including photography, medical imaging, financial institutions, business offices, and government.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

Revenues	$28,212	$30,519	$108,874	$103,252
Cost of Revenues	14,615	16,856	57,719	56,014
Gross Profit	13,597	13,663	51,155	47,238
Operating Expenses:
Research and Development	1,280	1,956	5,903	6,738
Selling, General and Administrative	6,079	6,612	24,371	22,726
Total Operating Expenses	7,359	8,568	30,274	29,464
Operating Income	6,238	5,095	20,881	17,774
Other Income, Net	904	687	3,513	2,684
Income Before Income Taxes	7,142	5,782	24,394	20,458
Income Tax Expense	2,627	2,157	8,633	7,374
Net Income	4,515	3,625	15,761	13,084

Net Income Per Basic Share	$0.46	$0.37	$1.59	$1.33

Net Income Per Diluted Share	$0.45	$0.34	$1.52	$1.26
Basic Weighted Average Shares Outstanding	9,686	9,899	9,915	9,812
Diluted Weighted Average Shares Outstanding	10,093	10,424	10,371	10,356

Consolidated Balance Sheet Information:

	Balance as of
	December 31, 2007	December 31, 2006

Cash and Marketable Securities	$59,021	$38,766
Accounts Receivable	14,447	21,697
Inventories	8,075	6,072
Total Current Assets	85,527	70,116
Property and Equipment, Net	3,206	3,626
Marketable Securities – Non-Current	35,201	38,594
Total Assets	125,096	112,359
Current Liabilities	17,882	16,163
Long-Term Liabilities	2,153	720
Stockholders’ Equity	105,061	95,476

Conference Call and Replay

Rimage Corporation will review its fourth quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call can be heard through February 28, 2008 by dialing 1-303-590-3000 and providing the 11099311 confirmation code.